EXHIBIT 99.1

GENERAL FINANCE CORPORATION CONFIRMS FULL REDEMPTION
OF 8.125% SENIOR NOTES DUE 2021

PASADENA, CA – January 11, 2021 – General Finance Corporation (NASDAQ:GFN), a leading specialty rental services company offering portable storage, modular space and liquid containment solutions (the “Company”), confirmed that on January 15, 2021 (as previously announced on December 16, 2020) it will complete the redemption of its remaining $11.6 million outstanding 8.125% Senior Notes due July 2021 (the “Notes”).  The redemption price will be $25 per Note (equal to 100% of the Notes’ original principal amount), plus accrued and unpaid interest through, but excluding, the Redemption Date, January 15, 2021.  It is expected that the last day of trading of the Notes will be January 14, 2021.

As a result of the redemption of the Notes in their entirety, the Notes will be delisted from the NASDAQ Global Market Stock Exchange where they previously traded under the symbol “GFNSL.”  The Company intends to file a Form 25 with the Securities and Exchange Commission on January 22, 2021.

About General Finance Corporation

Headquartered in Pasadena, California, General Finance Corporation (NASDAQ: GFN, www.generalfinance.com) is a leading specialty rental services company offering portable storage, modular space and liquid containment solutions.  Management’s expertise in these sectors drives disciplined growth strategies, operational guidance, effective capital allocation and capital markets support for the Company’s subsidiaries.  The Company’s Asia-Pacific leasing operations in Australia and New Zealand consist of wholly-owned Royal Wolf (www.royalwolf.com.au), the leading provider of portable storage solutions in those regions. The Company’s North America leasing operations consist of wholly-owned subsidiaries Pac-Van, Inc.(www.pacvan.com) and Lone Star Tank Rental Inc. (www.lonestartank.com), providers of portable storage, office and liquid storage tank containers, mobile offices and modular buildings.  The Company also owns Southern Frac, LLC (www.southernfrac.com), a manufacturer of portable liquid storage tank containers and, under the trade name Southern Fabrication Specialties (www.southernfabricationspecialties.com), other steel-related products in North America.

Investor Contact
Larry Clark
Financial Profiles, Inc.
lclark@finprofiles.com
310-622-8223